As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REALTY INCOME CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11995 El Camino Real San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

VEREIT, Inc. Equity Plan

(f/k/a American Realty Capital Properties, Inc. Equity Plan)

VEREIT, Inc. 2021 Equity Incentive Plan

(Full Title of the Plan)

Michelle Bushore, Esq.

Executive Vice President, Chief Legal Officer,

General Counsel and Secretary

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

(858) 284-5000 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

William J. Cernius, Esq.

Darren Guttenberg, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa, Mesa, CA 92626-1925

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	VEREIT, Inc. Equity Plan	1,721,119	$73.155	$125,908,460.45	$11,671.71
Common Stock, par value $0.01 per share	VEREIT, Inc. 2021 Equity Incentive Plan	3,268	$73.155	$239,070.54	$22.16
Total		1,724,387		$126,147,530.99	$11,693.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued pursuant to the VEREIT, Inc. Equity Plan, as amended (the “2011 Plan”) and VEREIT, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2011 Plan, the “VEREIT Plans”) from stock splits, stock dividends or similar transactions with respect to the common stock, par value $0.01 per share (“Common Stock”), of Realty Income Corporation (the “Registrant”).

(2)	Represents 1,724,387 shares of Common Stock issuable pursuant to outstanding awards granted under the VEREIT Plans that will be assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock upon the closing of the merger (the “Merger”) between the Registrant and VEREIT, Inc. (“VEREIT”) pursuant to that certain merger agreement (the “Merger Agreement”), by and among the Registrant, VEREIT, VEREIT Operating Partnership, L.P., Rams MD Subsidiary I, Inc. and Rams Acquisition Sub II, LLC, which consist of: (i) 768,441 shares of Common Stock subject to restricted stock units converted from outstanding awards under the 2011 Plan, (ii) options to purchase 711,768 shares of Common Stock converted from outstanding awards under the 2011 Plan, (iii) 84,445 shares of Common Stock subject to deferred stock units converted from outstanding awards under the 2011 Plan, (iv) 2,971 shares of Common Stock subject to deferred stock units converted from outstanding awards under the 2021 Plan, and (v) 156,762 shares of Common Stock and 297 shares of Common Stock reserved for future potential adjustments to awards grants under the 2011 Plan and 2021 Plan, respectively, to reflect the spin-off of the combined office assets of Realty Income and VEREIT as contemplated by the Merger Agreement.

(3)	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Common Stock reported by the New York Stock Exchange on October 25, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) relates to 1,744,028 shares of the Registrant’s Common Stock issuable pursuant to awards granted under the VEREIT Plans to be assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock pursuant to the Merger Agreement, which is anticipated to close on November 1, 2021.

In connection with the completion of the Merger, the outstanding awards granted under the VEREIT Plans will be assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock in accordance with the terms of the Merger Agreement. All such awards will continue to be governed by the terms of the applicable VEREIT Plan and underlying award agreement evidencing such award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Registrant to incorporate by reference the information the Registrant files with it, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the following documents that the Registrant has filed, or may file, with the SEC:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2021;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and

•	The Registrant’s Current Report on Form 8-K filed on January 14, 2021; Current Report on Form 8-K filed on January 26, 2021 (solely as to the information in Item 5.02 of such Current Report); Current Report on Form 8-K filed on April 30, 2021 (the “April 30, 2021 Form 8-K”), as amended by the Registrant’s Current Report on Form 8-K/A dated June 4, 2021 amending the April 30, 2021 Form 8-K (solely as to the information in Item 1.01 of such Current Reports); Current Report on Form 8-K filed on May 21, 2021; Current Report on Form 8-K filed on June 4, 2021; Current Report on Form 8-K filed on June 7, 2021; Current Report on Form 8-K filed on June 25, 2021 (solely as to the information in Item 1.01 of such Current Report); Current Report on Form 8-K filed on June 29, 2021; Current Report on Form 8-K filed on June 30, 2021; Current Report on Form 8-K filed on July 6, 2021; Current Report on Form 8-K filed on July 13, 2021; Current Report on Form 8-K filed on July 22, 2021; Current Report on Form 8-K filed on August 12, 2021 (solely as to the information in Item 5.07 of such Current Report); Current Report on Form 8-K filed on August 18, 2021 and the second Current Report on Form 8-K filed on August 18, 2021 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

In addition, all documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that the Registrant later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of the Registrant’s directors or officers and at the Registrant’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or its predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require, among other matters, that the Registrant indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Registrant must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under its directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by its board of directors or the stockholders to alter or eliminate the rights it provides.

Item 8.	Exhibits.

A list of exhibits filed with this Registration Statement is contained in the exhibits index, which is incorporated by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of the Company, as amended by amendment No. 1 dated May 10, 2005 and amendment No. 2 dated May 10, 2005 (filed as exhibit 3.1 to the Company’s Form 10-Q for the quarter ended June 30, 2005 (File No. 033-69410) and incorporated herein by reference).

3.2	Articles of Amendment dated July 29, 2011 (filed as exhibit 3.1 to the Company's Form 8-K, filed on August 2, 2011 (File No. 001-13374) and incorporated herein by reference).

3.3	Articles of Amendment dated June 21, 2012 (filed as exhibit 3.1 to the Company's Form 8-K, filed on June 21, 2012 (File No. 001-13374) and incorporated herein by reference).

3.4	Articles of Amendment dated May 14, 2019 (filed as exhibit 3.1 to the Company's Form 8-K, filed on May 16, 2019 (File No. 001-13374) and incorporated herein by reference).

3.5	Amended and Restated Bylaws of the Company dated February 19, 2020 (filed as exhibit 3.1 to the Company’s Form 8-K, filed on February 20, 2020 (File No. 001-13374) and incorporated herein by reference).

3.6	Articles Supplementary dated June 30, 1998 establishing the terms of the Company's Class A Junior Participating Preferred Stock (filed as exhibit A to exhibit 1 of Form 8-A12B, filed on June 26, 1998 (File No. 001-13374) and incorporated herein by reference).

3.7	Articles Supplementary dated May 24, 1999 establishing the terms of the Company's 9 3/8% Class B Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on May 25, 1999 (File No. 001-13374) and incorporated herein by reference).

3.8	Articles Supplementary dated July 28, 1999 establishing the terms of the Company's 9 1/2% Class C Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on July 30, 1999 (File No. 001-13374) and incorporated herein by reference).

3.9	Articles Supplementary dated May 24, 2004 and the Articles Supplementary dated October 18, 2004 establishing the terms of the Company's 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock (filed as exhibit 3.8 on Form 8-A12B, filed on May 25, 2004 (File No. 001-13374) and incorporated herein by reference).

3.10	Articles Supplementary dated November 30, 2006 establishing the terms of the Company's 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (filed as exhibit 3.5 on Form 8-A12B, filed on December 5, 2006 (File No. 001-13374) and incorporated herein by reference).

3.11	Articles Supplementary to the Articles of Incorporation of the Company classifying and designating the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated February 3, 2012 (the “First Class F Articles Supplementary”) (filed as exhibit 3.1 to the Company’s Form 8-K, filed on February 3, 2012 (File No. 001-13374) and incorporated herein by reference).

3.12	Certificate of Correction to the First Class F Articles Supplementary, dated April 11, 2012 (filed as exhibit 3.2 to the Company’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).

3.13	Articles Supplementary to the Articles of Incorporation of the Company classifying and designating additional shares of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated April 17, 2012 (filed as exhibit 3.3 to the Company’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as exhibit 4.16 to the Company’s Form 10-Q for the quarter ended September 30, 2011, filed on October 28, 2011 (File No. 001-13374) and incorporated herein by reference).

5.1*	Opinion of Venable LLP.

10.1	VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan) (incorporated by reference to VEREIT, Inc.’s Pre-Effective Amendment No. 4 to Form S-11 (Registration No. 333-172205), filed with the SEC on June 13, 2011).

10.2	First Amendment to VEREIT, Inc.’s Equity Plan, effective November 12, 2012 (incorporated by reference to VEREIT, Inc.’s Annual Report on Form 10-K (File No. 001-35263), for the year ended December 31, 2014 filed with the SEC on March 30, 2015).

10.3	Second Amendment to VEREIT, Inc.’s Equity Plan, effective February 28, 2013 (incorporated by reference to VEREIT, Inc.’s Annual Report on Form 10-K (File No. 001-35263), for the year ended December 31, 2014 filed with the SEC on March 30, 2015).

10.4	VEREIT, Inc. 2021 Equity Incentive Plan (incorporated by reference to VEREIT, Inc.’s Current Report on Form 8-K (File No. 001-35263) filed with the SEC on June 7, 2021).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte & Touche LLP for VEREIT, Inc.

23.3*	Consent of Deloitte & Touche LLP for VEREIT Operating Partnership, L.P.

23.4*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 1st day of November, 2021.

REALTY INCOME CORPORATION

By:	/s/ Michelle Bushore
Michelle Bushore
Executive Vice-President, Chief Legal Officer, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christie B. Kelly and Michelle Bushore, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Sumit Roy	President, Chief Executive Officer and Director	November 1, 2021
Sumit Roy	(Principal Executive Officer)

/s/ Christie B. Kelly	Executive Vice President, Chief Financial Officer and Treasurer	November 1, 2021
Christie B. Kelly	(Principal Financial Officer)

/s/ Sean P. Nugent	Senior Vice President and Controller	November 1, 2021
Sean P. Nugent	(Principal Accounting Officer)

/s/ Michael D. McKee	Director	November 1, 2021
Michael D. McKee

/s/ Kathleen R. Allen, Ph.D.	Director	November 1, 2021
Kathleen R. Allen, Ph.D.

/s/ Larry Chapman	Director	November 1, 2021
Larry Chapman

/s/ Reginald H. Gilyard	Director	November 1, 2021
Reginald H. Gilyard

/s/ Priya Cherian Huskins	Director	November 1, 2021
Priya Cherian Huskins

/s/ Gerardo I. Lopez	Director	November 1, 2021
Gerardo I. Lopez

/s/ Gregory T. McLaughlin	Director	November 1, 2021
Gregory T. McLaughlin

/s/ Ronald L. Merriman	Director	November 1, 2021
Ronald L. Merriman

/s/ Jacqueline Brady	Director	November 1, 2021
Jacqueline Brady